January 30, 2013

Mr. Joseph Giovanniello, Jr.
40 Van Arsdale Place
Manhasset, NY 11030

Dear Joe:

We are pleased that you will serve in the position of Senior Vice President—Corporate and Regulatory Affairs of Ladenburg Thalmann Financial Services Inc. (“LTFS”) effective as of January 30, 2013 (the “Effective Date”) and will continue to serve as Senior Vice President and General Counsel of Ladenburg Thalmann & Co. Inc. (“LTCO”). You shall have such duties and authorities customarily associated with such position in companies the nature and size of LTFS and LTCO and shall report to LTFS’ President and CEO with respect to your LTFS duties and to LTCO’S Co-Presidents and CEO’s with respect to your LTCO duties. Your office will be located at LTCO’S corporate headquarters in New York City, New York. Unless earlier terminated with or without “Cause,” “Disability”, “Good Reason” or death, as such capitalized terms are defined below, in which case the Employment Period shall terminate at the close of business on the last day of your employment, the term of this employment shall continue for an initial term ending December 31, 2014 (the “Initial Term”), and shall be automatically renewed for successive one (1) year terms (each such term, a “Renewal Term”) unless you or LTFS gives to the other party written notice of such party’s intention not to renew no later than sixty (60) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be (the Initial Term together with any and all Renewal Terms are hereinafter collectively referred to as the “Employment Period”).

During the Employment Period, you will receive an annual base salary, effective as of January 1, 2013, which shall not be less than $250,000 (“Base Salary”), paid in accordance with LTCO’S customary payroll practices (but in no event less frequently than semi-monthly), and which shall be subject to annual review for increase (but not decrease). After any such increase, “Base Salary” as used in this letter agreement shall thereafter refer to the increased amount. During the Employment Period, you will also be eligible for an annual discretionary bonus (the “Bonus”). Any Bonus shall be paid to you in cash at the same time as other LTFS’ senior executives are paid bonuses for the applicable performance period, but in all events no later than March 15th of the calendar year following the year for which the bonus is earned.

During the Employment Period, you will be entitled to participate in all employee benefit and perquisite plans, programs and policies (including, without limitation, medical, dental, life and disability insurance and the Qualified Employee Stock Purchase Plan) that LTCO offers to its employees. LTCO will pay for the costs of medical and dental insurance for you and your eligible family members. Nothing herein shall prevent LTCO from changing or amending such plans, programs or policies provided such changes apply generally to all employees.

LTCO will also grant you four (4) weeks of paid vacation time per calendar year which shall accrue in accordance with LTCO’S policies. During the Employment Period, LTCO will pay for your professional association dues (e.g., New York Bar), as well as all expenses related to maintaining your law license or any other professional licenses. These expenses include the cost of continuing education courses/seminars along with related travel costs. During the Employment Period, you shall be entitled to reimbursement by LTCO of your business expenses in accordance with LTCO’S policies.

As an employee and following the termination of the Employment Period, you are required to maintain the confidentiality of all trade secrets and confidential or proprietary information, knowledge or data relating to LTFS or any of its subsidiaries or affiliates (collectively, the “LTFS Companies”), which shall have been obtained by you during your employment by any of the LTFS Companies and which is not generally available public knowledge or publicly known within the relevant trade or industry (other than by acts by you in violation of this letter agreement). Except as may be required or appropriate in connection with you carrying out your duties under this letter agreement, you shall not, without the prior written consent of LTFS, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than any of the LTFS Companies and those designated by LTFS or on behalf of LTFS in the furtherance of its business or to perform duties thereunder; provided that you shall be permitted to disclose such information as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any of the LTFS Companies (in which case you shall use your reasonable best efforts in cooperating with LTFS in obtaining a protective order against disclosure by a court of competent jurisdiction) or in connection with the enforcement of this letter agreement, the indemnification agreement, any equity award agreement or any other agreement between you and any LTFS Company.

For a period of two (2) years following the termination of your employment with LTFS, you shall not, directly or indirectly, individually or as an employee, partner, consultant, officer, director or owner or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation, other than any of the LTFS Companies:

hire, recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the Geographical Areas, any person who is an executive, employee, customer, consultant or Registered Representative of any of the LTFS Companies or induce or attempt to induce any such executive, employee, customer, consultant or Registered Representative to terminate his employment, relationship, affiliation or services with any of the LTFS Companies or to take employment with, or utilize the services of, another party; provided, however, that this clause shall not apply to the extent that the executive, employee, customer, consultant, contractor or Registered Representative approaches you or any of your employees, agents or affiliates on his, her or its own initiative as a result of general advertisement or general solicitation (whether via e-mail, the World Wide Web, television, any print media or otherwise) that is not specifically targeted at such executive, employee, customer, consultant, contractor or Registered Representative.

For purposes of this letter agreement, “Geographical Areas” means all cities, counties and states of the United States, and all other countries in which any of the LTFS Companies or affiliates are conducting more that incidental business at the time Employee first engages in the Business in that geographic area, whether or not any of the LTFS Companies has an actual physical presence in such location. You hereby acknowledge that (i) the scope and period of restrictions and the Geographical Area to which the restrictions imposed in this non-solicitation provision applies are fair and reasonable and are reasonably required for the protection of the LTFS Companies, (ii) this letter agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating LTFS to enter into this letter agreement. It is the intent of the parties that the provisions of this non-solicitation provision will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this non-solicitation provision is adjudicated to be invalid or unenforceable, the letter agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this non-solicitation provision in the particular jurisdiction in which such adjudication was made.

For purposes of this letter agreement, “Cause” means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addition which materially impairs your ability to perform your duties hereunder, (iii) continued, intentional and willful failure to substantially and materially perform your material duties and responsibilities hereunder after LTFS provides you a written notice specifically identifying the manner in which you have failed to materially perform your duties and you have not cured such failure within 30 days of such notice, (iv) willful and deliberate misconduct by you that results, or is reasonably likely to result, in material and demonstrative harm to any LTFS Company or (v) substantial impairment from performing your duties for a period of longer than sixty (60) consecutive days or more than 120 days during the Employment Period as a result of an action against you taken by a regulatory body or self-regulatory agency. For purposes of this letter agreement, “Disability” means, as a result of your incapacity due to physical or mental illness, you have been substantially unable to perform your normal duties hereunder for an entire period of six consecutive months, and within thirty (30) days after written notice of termination is given to you by LTFS after such six-month period, you shall not have returned to the substantial performance of your duties on a full-time basis.

For purposes of this letter agreement, “Good Reason” means: (i) a material diminution in your duties or responsibilities, (ii) removal of you from the position of Senior Vice President—Corporate and Regulatory Affairs of LTFS, (iii) a reduction in your Base Salary, (iv) relocation of your office to a location outside of New York City (other than in connection with travel necessary to perform your duties), or (v) a material breach by LTFS of this letter agreement, the indemnification agreement or any equity agreement, including, without limitation, the failure of any successor to all or substantially all of the assets of the LTFS Companies to assume LTFS’ obligations under this letter agreement and the indemnification agreement. Notwithstanding the foregoing, you shall not be entitled to terminate your employment for Good Reason unless you provide LTFS with written notice of the events giving rise to Good Reason no later than 90 days after you learn of such event(s) and LTFS fails to fully cure such events within 30 days of receipt of such notice.

In the event that your employment is terminated by LTFS without “Cause,” or by you for “Good Reason” during the Employment Period (other than any termination resulting from your employment by another LTFS Company) or in the event the Initial Term or any Renewal Term is not renewed by LTFS, you shall be entitled to receive (i) as a severance payment an amount equal to the sum of your annual Base Salary, payable in a lump sum within 30 days following your termination date; (ii) full vesting of any outstanding equity and/or long-term incentive awards, with any vested stock options or stock appreciation rights remaining exercisable for the earlier of one (1) year following your termination date or the remainder of their term; and (iii) continued participation for you and your eligible dependents in any medical and/or dental plan you were participating in immediately prior to your termination date for 18 months following the termination date at the applicable employee cost; provided, however, that if you or your eligible dependents become eligible to participate in any other medical and/or dental plan at any point during such 18 month period, then you shall become responsible for the full cost of such medical and/or dental plan coverage as of such earlier date; and further provided that the payments and entitlements under clauses (i), (ii) and (iii) shall be conditioned upon your execution of a release and waiver in favor of the LTFS Companies (which release shall not contain any restrictive covenants other than the ones set forth in this letter agreement and shall not include a release of claims by you with respect to (1) any rights to enforce this letter agreement, the indemnification agreement, any equity award agreement or any other agreement between you and any LTFS Company, (2) any rights which arise after the date you execute such release, (3) any rights to vested or accrued benefits or entitlements under any applicable plan, policy, program, arrangement of, or other agreement with, any LTFS Company, (4) any rights as a shareholder of any LTFS Company or (5) any rights to indemnification and/or advancement of expenses under applicable law or any corporate governance document of any LTFS Company or any right to coverage under any applicable directors’ and officers’ liability insurance policies of any LTFS Company).

In the event your employment terminates upon your death or Disability, you (or your estate) shall be entitled to receive: (i) a pro-rata bonus for the year of termination based on your Bonus for the prior year determined by multiplying such amount by a fraction, the numerator of which is the number of days you were employed by LTFS during the calendar year and the denominator of which is 365; (ii) full vesting of any outstanding equity and/or long-term incentive awards, with any vested stock options or stock appreciation rights remaining exercisable for the earlier of one (1) year following your termination date or the remainder of their term; and (iii) continued participation for you (in the case of Disability) and your eligible dependents in any medical and/or dental plan you were participating in immediately prior to your termination date for 18 months following the termination date at the applicable employee cost; provided, however, that if you or your eligible dependents become eligible to participate in any other medical and/or dental plan at any point during such 18 month period, then you shall become responsible for the full cost of such medical and/or dental plan coverage as of such earlier date.

For all terminations, you shall also be entitled to: (i) Base Salary accrued through the date of termination, continued vesting of equity and benefits through the date of termination (which in the case of a notice of non-renewal of the Initial Term or any Renewal Term, shall be the last day of the applicable term) and reimbursement of any unreimbursed business expenses, (ii) if not for “Cause”, payment of any Bonuses declared prior to the date of termination for any performance periods which have ended prior to the date of termination, but which remain unpaid as of the date of termination, and (iii) your rights under the indemnification agreement attached hereto as Annex B, as amended from time to time.

Upon a Change in Control, all your outstanding equity awards shall immediately vest in time for you to participate in such transactions, with any vested stock options which survive such transaction remaining outstanding for the earlier of one (1) year following the Change in Control or the remainder of their term. For purposes of this letter agreement, “Change in Control” is defined on Annex A. As of the Effective Date, LTFS agrees to enter an indemnification agreement with you in the form attached hereto as Annex B.

Except as otherwise expressly provided in this letter agreement, there is no requirement for you to give prior notice to LTFS that you are voluntarily terminating your employment (and a voluntary termination by you shall not be deemed to be a breach of this letter agreement) and there are no restrictions on your post-employment activities.

In the event of termination of your employment, you shall be under no obligation to seek other employment and there shall be no offset against any amounts, benefits or entitlements due to you hereunder on account of any remuneration or benefits provided by any subsequent employment you may obtain except with respect to health and/or dental coverage as set forth herein.

This letter agreement contains all of the terms of your employment on which we have agreed, and cannot be changed or terminated except by a writing signed by an officer of LTFS and you. No verbal representation or commitment concerning the terms of your employment (beyond the terms set forth in this letter agreement) will be binding. Any waiver by any person of any provision of this letter agreement shall be effective only if in writing, specifically referencing the provision being waived, and signed by the party against whom the wavier is being enforced (which in the case of LTFS, shall be by an officer of LTFS). This letter agreement supersedes all prior verbal and/or written communications between you, on the one hand, and LTFS, on the other hand, with respect to your employment. In the event of a conflict between any provision of this letter agreement and any provision of any plan, policy, program or arrangement of, or any other agreement with, any LTFS Company, this letter agreement shall control.

This letter agreement shall be binding upon and inure to the benefit of you, LTFS and LTCO and your respective successors, assigns, and in your case, heirs. No rights or obligations of LTFS or LTCO under this letter agreement may be assigned or transferred by LTFS or LTCO without your prior written consent, except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation in which LTFS or LTCO is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the LTFS Companies, provided that the assignee or transferee is the successor to all or substantially all of the assets of the LTFS Companies and assumes the liabilities, obligations and duties of LTFS and LTCO under this letter agreement, either contractually or as a matter of law, on the date of the closing of such transaction. In the event of your death while any payments, benefits or entitlements remain due to you hereunder, such payment, benefit or entitlement shall be paid or provided to your designated beneficiaries (or if you have not designated a beneficiary, to your estate).

This letter agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York applicable to contracts executed and to be wholly performed within such state. In the event that any provision or portion of this letter agreement shall be determined to be invalid or unenforceable for any reason by a court of competent jurisdiction or an arbitrator (designated in accordance with this letter agreement), the remaining provisions or portions of this letter agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. This letter agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. If any contest or dispute arises between the parties with respect to this letter agreement, the indemnification agreement or any equity agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Financial Industry Regulatory Authority then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.

Any notice, request or other communication given in connection with this letter agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient, (ii) three days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two days after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), to the party concerned, which to you, shall be addressed to your home address in LTCO’S records and, if to LTFS, shall be addressed to our corporate headquarters in Miami to the attention of the President and CEO and, if to LTCO, shall be addressed to the corporate headquarters in New York City to the attention of the President and CEO.

Notwithstanding anything to the contrary in this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A of the Internal Revenue Code of 1986, as amended and its implementing regulations and guidance (“Section 409A”), as of the date of your “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any payment or benefit provided for in this letter agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following your “separation from service” shall be paid or provided to you in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which your “separation from service” occurs.  In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you upon a “separation from service”.  Notwithstanding anything to the contrary in this letter agreement or elsewhere, any payment or benefit under this letter agreement that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following your taxable year in which the “separation from service” occurs.   Finally, for the purposes of this letter agreement, amounts payable under this letter agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

This letter agreement shall be effective on both parties from the date first written above.

We are most excited about your continued employment with LTFS and LTCO and believe that you will continue to make a significant contribution to the firm.

Sincerely,

LADENBURG THALMANN FINANCIAL
SERVICES INC.
By:/s/ Richard J. Lampen
Name: Title:	Richard J. Lampen President and Chief Executive Officer

LADENBURG THALMANN & CO. INC.

By: /s/ David Rosenberg
Name: Title:	David Rosenberg Co-President and Chief Executive Officer

Accepted:

/s/ Joseph Giovanniello Jr.
Joseph Giovanniello, Jr.

Annex A

“Change in Control” shall mean the occurrence of one of the following events:

(i)	consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock or any other similar corporate event of LTFS (a “Business Combination”), in each case, unless following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of LTFS voting stock entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns LTFS’s stock or all or substantially all of its assets either directly or through one or more subsidiaries); or

(ii)	approval by the board of directors of LTFS of a complete dissolution or liquidation of LTFS; or

(iii)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), other than Dr. Phillip Frost, any member of his immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing, is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of LTFS’ outstanding securities eligible to vote for election of the board of directors of LTFS.

Annex B

INDEMNIFICATION AGREEMENT

This Agreement, made and entered into effective as of the 30th day of January, 2013 (“Agreement”), by and between Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Corporation”), and Joseph Giovanniello, Jr. (“Indemnitee”):

WHEREAS, highly competent persons recently have become more reluctant to serve publicly-held corporations as directors, officers, or in other capacities, unless they are provided with better protection from the risk of claims and actions against them arising out of their service to and activities on behalf of such corporation; and

WHEREAS, the current impracticability of obtaining adequate insurance and the uncertainties related to indemnification have increased the difficulty of attracting and retaining such persons; and

WHEREAS, the Board of Directors of the Corporation (“Board”) has determined that the inability to attract and retain such persons is detrimental to the best interests of the Corporation’s stockholders and that such persons should be assured that they will have better protection in the future; and

WHEREAS, it is reasonable, prudent and necessary for the Corporation to obligate itself contractually to indemnify such persons to the fullest extent permitted by applicable law so that such persons will serve or continue to serve the Corporation free from undue concern that they will not be adequately indemnified; and

WHEREAS, this Agreement is a supplement to and in furtherance of Article VII of the By-laws of the Corporation, and Article XI of the Articles of Incorporation of the Corporation, as amended, and any resolutions adopted pursuant thereto and shall neither be deemed to be a substitute therefor nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to serve and to take on additional service for or on behalf of the Corporation on the condition that he or she be indemnified according to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Change in Control” means a change in control of the Corporation occurring after the date hereof of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (“Act”), whether or not the Corporation is then subject to such reporting requirement provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if after the date hereof (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the then outstanding securities of the Corporation without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

1.2 “Corporate Status” means the status of a person who is or was a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.

1.3 “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

1.4 “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

1.5 “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or Indemnitee in any other matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Independent Counsel shall be selected by (a) the Disinterested Directors or (b) a committee of the Board consisting of two or more Disinterested Directors or if (a) and (b) above are not possible, then by a majority of the full Board.

1.6 “Proceeding” means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 11 of this Agreement to enforce his rights under this Agreement.

2. Services by Indemnitee.

Indemnitee agrees to serve as an officer of the Corporation. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law).

3. Indemnification — General.

The Corporation shall indemnify, and advance Expenses to, Indemnitee as provided in this Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

4. Proceedings Other Than Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of his Corporate Status, he or she is, or is threatened to be made, a party to any threatened, pending or completed Proceeding, other than a Proceeding by or in the right of the Corporation. Pursuant to this Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any such Proceeding or any claim, issue or matter therein, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

5. Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of his Corporate Status, he or she is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Corporation to procure a judgment in its favor. Pursuant to this Section, Indemnitee shall be indemnified against Expenses actually and reasonably incurred by him or on his behalf in connection with any such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation. Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in any such proceeding as to which Indemnitee shall have been adjudged to be liable to the Corporation if applicable law prohibits such indemnification unless the court in which such Proceeding shall have been brought or is pending, shall determine that indemnification against Expenses may nevertheless be made by the Corporation.

6. Indemnification for Expenses of Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For the purposes of this Section and without limiting the foregoing, the termination of any claim, issue or matter in any such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

7. Indemnification for Expenses as a Witness.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, he or she shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

8. Advancement of Expenses.

The Corporation shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within twenty days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

9. Procedure for Determination of Entitlement to Indemnification.

9.1 To obtain indemnification under this Agreement in connection with any Proceeding, and for the duration thereof, Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Corporation shall, promptly upon receipt of any such request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

9.2 Upon written request by Indemnitee for indemnification pursuant to Section 9.1 hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in such case: (i) if a Change in Control shall have occurred, by Independent Counsel (unless Indemnitee shall request that such determination be made by the Board or the stockholders, in which case in the manner provided for in clauses (ii) or (iii) of this Section 9.2) in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; (ii) if a Change of Control shall not have occurred, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable, by a majority of a committee of the Board consisting of two or more Disinterested Directors, or (C) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (D) by the stockholders of the Corporation, by a majority vote of a quorum consisting of stockholders who are not parties to the proceeding, or if no such quorum is obtainable, by a majority vote of stockholders who are not parties to such proceeding; or (iii) as provided in Section 10.2 of this Agreement. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Corporation (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

9.3 If a Change of Control shall have occurred, Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board), and Indemnitee shall give written notice to the Corporation advising it of the identity of Independent Counsel so selected. In either event, Indemnitee or the Corporation, as the case may be, may, within seven days after such written notice of selection shall have been given, deliver to the Corporation or to Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the ground that Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 9.1 hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or Indemnitee may petition a court of competent jurisdiction, for resolution of any objection which shall have been made by the Corporation or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Section 9.2 hereof. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with its actions pursuant to this Agreement, and the Corporation shall pay all reasonable fees and expenses incident to the procedures of this Section 9.3, regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement date of any judicial proceeding pursuant to Section 11.1(iii) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

10. Presumptions and Effects of Certain Proceedings.

10.1 If a Change of Control shall have occurred, in making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9.1 of this Agreement, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

10.2 If the person, persons or entity empowered or selected under Section 9 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within 60 days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) prohibition of such indemnification under applicable law provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith require(s) such additional time for the obtaining or evaluating of documentation and/or information relating thereto and provided, further, that the foregoing provisions of this Section 10.2 shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 9.2 of this Agreement and if (A) within 15 days after receipt by the Corporation of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within 75 days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within 15 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 9.2 of this Agreement.

10.3 The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

11. Remedies of Indemnitee.

11.1 In the event that (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) the determination of indemnification is to be made by Independent Counsel pursuant to Section 9.2 of this Agreement and such determination shall not have been made and delivered in a written opinion within 90 days after receipt by the Corporation of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 of this Agreement within ten days after receipt by the Corporation of a written request therefor, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 9 or 10 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Florida, or in any other court of competent jurisdiction, of his or her entitlement to such indemnification or advancement of Expenses. The Corporation shall not oppose Indemnitee’s right to seek any such adjudication.

11.2 In the event that a determination shall have been made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

11.3 If a determination shall have been made or deemed to have been made pursuant to Section 9 or 10 of this Agreement that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) prohibition of such indemnification under applicable law.

11.4 The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all the provisions of this Agreement.

11.5 In the event that Indemnitee, pursuant to this Section, seeks a judicial adjudication of his or her rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all expenses (of the kinds described in the definition of Expenses) actually and reasonably incurred by him in such judicial adjudication, but only if he or she prevails therein. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

12. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

12.1 The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation or by-laws of the Corporation, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to any Indemnitee with respect to any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

12.2 To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.

12.3 In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

12.4 The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

13. Duration of Agreement.

This Agreement shall continue until and terminate upon the later of: (a) ten years after the date that Indemnitee shall have ceased to serve as an officer of the Corporation, or (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and or any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement. This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

14. Severability.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

15. Exception to Right of Indemnification or Advancement of Expenses.

Except as provided in Section 11.5, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim therein, brought or made by him against the Corporation.

16. Identical Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

17. Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

18. Modification and Waiver.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19. Notice by Indemnitee.

Indemnitee agrees promptly to notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

20. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom such notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

If to Indemnitee, to:

Joseph Giovaniello, Jr.

40 Van Arsdale Place

Manhasset, NY 11030

If to the Corporation, to:

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Blvd., 12th Floor
Miami, FL 33137
Attention: President and CEO

or to such other address or such other person as Indemnitee or the Corporation shall designate in writing in accordance with this Section, except that notices regarding changes in notices shall be effective only upon receipt.

21. Governing Law.

The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

22. Miscellaneous.

Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:
Name: Richard J. Lampen
Title: President and CEO

INDEMNITEE

Joseph Giovanniello, Jr.